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EXHIBIT 99.1

      "SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION
                          REFORM ACT OF 1995

      Forward-looking statements made by or on behalf of the Company represent the Company's reasonable judgement on the future and are subject to risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others:

DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's success is heavily dependent upon its proprietary technology. The Company attempts to protect its proprietary technology through patents, copyrights, trademarks, trade secrets and license agreements. Nevertheless, there can be no assurance that the Company will be able to protect its technology from misappropriation or that competitors will not be able to be able to develop similar technology independently. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries.

DEPENDENCE ON KEY PERSONNEL.  The success of the Company is dependent in part
on its ability to hire and retain qualified managerial personnel.   Although
the Company to date has been able to hire and retain such personnel, there can be no assurance that the Company will be successful in recruiting and retaining such personnel in the future.

SIGNIFICANT CUSTOMERS. The Company has several customers which account for a significant portion of the Company's business. If any of these customers were lost to the Company, this could have a material adverse effect on the Company.

GOVERNMENT AND ENVIRONMENTAL REGULATION. Certain of the materials regularly processed by the Company, i.e. depleted uranium and beryllium, have characteristics considered to be health or safety hazards by various federal, state or local regulatory agencies. Furthermore, depleted uranium is a low-level radioactive material and the Company is subject to regulation by the United States Nuclear Regulatory Commission. The regulatory process may be time consuming and costly and is subject to considerations generally affecting the process of governmental decision making. The Company cannot predict the impact of future regulations and rules imposed upon the Company's business.

RESEARCH AND DEVELOPMENT. The Company engages in various research and development activities in order to stay competitive with its competitors. There is no guarantee that such research and development will yield new products or technologies or create additional revenue for the Company.

GOVERNMENT CONTRACTS. The Company derives significant portions of its revenue from sales made to various governments (and government contractors) and militaries around the world. Therefore any change in the government or military spending of the Company's customers may impact the Company's net revenues.